Exhibit 99(a)(5)(C)

AMENDMENT NO. 1

TO

NOTICE OF REDEMPTION
TO THE HOLDERS OF
5.0% SENIOR CONVERTIBLE NOTES DUE 2029 ISSUED BY
INLAND REAL ESTATE CORPORATION
(CUSIP No. 457461AC5)

Reference is made to the Indenture, dated as of August 10, 2010 (the “Indenture”), between Inland Real Estate Corporation, a Maryland corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee” or “Paying Agent” or “Conversion Agent”), relating to the Company’s 5.0% Convertible Senior Notes due 2029 (the “Notes”). Pursuant to Article 11 of the Indenture and Section 4 of the Notes, the Company has previously given notice (the “Redemption Notice”) of the exercise of its right to redeem all outstanding Notes in full on December 1, 2014 (the “Redemption Date”), at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to but excluding the Redemption Date.  All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

In the Redemption Notice, the Company stated that in lieu of redemption, a Holder may surrender for conversion any of the Notes called for redemption at any time prior to the close of business on November 26, 2014, the third Business Day prior to the Redemption Date.  Because of the occurrence of the Thanksgiving holiday on Thursday, November 27, 2014, the third Business Day prior to the Redemption Date is not November 26, 2014.  By delivery of this Amendment No. 1 to the Company’s Redemption Notice, the Company is correcting the date identified as the third Business Day prior to the Redemption Date.  Despite any statement to the contrary in the Redemption Notice, under the terms and conditions of the Indenture, a Holder may surrender for conversion any of the Notes called for redemption at any time prior to the close of business on November 25, 2014, which is the third Business Day prior to the Redemption Date.

Holders may inquire about the procedures for redemption of the Notes or request additional copies of this Notice by contacting the Trustee using the contact information set forth below.

The Trustee, Paying Agent and Conversion Agent is:

Wells Fargo Bank, National Association

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or

By Facsimile Transmission: (612) 667-6282
Attention: Corporate Trust Operations

By Telephone: (800) 344-5128